UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934

Date of report (date of earliest event reported):
April 6, 2004

LUCENT TECHNOLOGIES INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

1-11639	22-3408857
(Commission File Number)	(IRS Employer Identification No.)

600 Mountain Avenue, Murray Hill, New Jersey	07974
(Address of principal executive offices)	(Zip Code)

(908) 582-8500
(Registrant’s telephone number)

Item 5. Other Events and Required FD Disclosure
SIGNATURES

Item 5. Other Events and Required FD Disclosure

Lucent Technologies Inc. previously reported in its Annual Report on Form 10-K for the year ended September 30, 2003, that the company became aware of internal control deficiencies in foreign operations involving the Foreign Corrupt Practices Act (“FCPA”), in addition to those previously reported in Saudi Arabia for which a government investigation is ongoing. The company’s ensuing FCPA compliance audits and an outside counsel investigation has found incidents and internal control deficiencies in its operations in China that potentially involve FCPA violations. The company has reported these findings to the Department of Justice and the Securities and Exchange Commission and is cooperating with those agencies.

The company has taken actions to improve its controls and policies in a manner the company believes should prevent such incidents from recurring. In addition, four people in China involved in the incidents are being separated from the company: the president; the chief operating officer; a marketing executive; and a finance manager. The company’s China operations will now report to Robert Warstler, President of Global Sales, on an interim basis until a new president is named.

The company believes the deficiencies and incidents did not have a material impact on its financial results. The company cannot ascertain at this time any impact this matter may have on the company’s future business operations in China.

The deficiencies in China were found during the course of extensive FCPA compliance audits performed by the company of its operations in 23 foreign countries, including Brazil, China, India, Indonesia, the Philippines and Russia, a U.S.-based operation that supports sales in China, and other functions in the U.S. that support non-U.S. activities. The examinations of these foreign and U. S. operations and support functions confirmed the effectiveness of the company’s FCPA compliance controls and policies in all of these operations and functions other than China.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

LUCENT TECHNOLOGIES INC.

Dated: April 6, 2004	By:	/s/ Richard J. Rawson

		Name:	Richard J. Rawson
		Title:	Senior Vice President, General Counsel and Secretary